Exhibit 10.2

2225 W. Chandler Boulevard | Chandler, AZ 85296 | 480.917.6000
January 10, 2023
Larry Schmid
Dear Larry,
It is a pleasure to confirm Rogers' offer of employment to you for the position of Senior Vice President of Global Operations (subject to the conditions described below). Rogers does not enter employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:
Your employment is expected to commence on before (To Be Determined).
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be $420,000 USD per year, which is paid at a bi-weekly rate of $16,154 USD. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will be eligible for four weeks of vacation effective from your first day of employment.
•Effective for the 2023 fiscal year, you are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 55% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Actual awards are prorated according to date of hire. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will be eligible for an annual long-term incentive grant with a 2023 target of 175% of your base salary, currently valued at approximately $735,000 USD. The annual grant will be comprised of:
o50% Time-Based Restricted Stock Units — (three-year ratable vesting)
o50% Performance-Based Restricted Stock Units — (three-year performance period)
The grant value and subsequent number of shares or units you would receive are determined annually and presented to the Board of Directors' Compensation Committee for review and approval, except that your 2023 award will be granted as of your date of hire (rather than as part of the Company's annual grant process), and the total number of stock units for the 2023 award will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 days prior to your date of hire. The terms of these awards are subject to the applicable award agreements and plan document.

You will be eligible for the retirement, health and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. You will also be eligible to participate in the Rogers Corporation Severance Plan, provided that, in the event of a Qualifying Termination of employment within the 24-month period following your date of hire, (a) your “Severance Coverage Period” under such plan shall be 18 months, and (b) 50% of your unvested equity awards shall vest immediately. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non-Compete Agreement). Please review this agreement. You will need to sign it and deliver it to Lori Gaudet, Human Resources Director, at the time you start work with Rogers.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.
Our offer is contingent upon a satisfactory reference check and satisfactory results of a background check.
For purposes of US immigration law, you will be required to provide to Rogers documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire.
I look forward to having you join Rogers and working together.
Sincerely,

Colin Gouveia President and Chief Executive Officer /s/ Larry Schmid Offer Accepted by Larry Schmid	January 11, 2023 Date
CC:
Lori Gaudet
Human Resources Director